EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of MB Financial, Inc. of our reports dated February 20, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of MB Financial, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP
Chicago, Illinois
July 30, 2014